Exhibit 5.1

August 5, 2014

Ryerson Holding Corporation

227 W. Monroe, 27th Floor

Chicago, Illinois 60608

Ladies and Gentlemen:

We have acted as counsel to Ryerson Holding Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-164484) (as amended, the “Registration Statement”) relating to the offer and sale by the Company of up to 11,000,000 shares (the “Company Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”), and the sale by certain stockholders of up to 1,650,000 shares of Common Stock upon and subject to the exercise of the underwriters’ over-allotment option (the “Selling Stockholder Over-Allotment Shares”).

We have examined copies of the form of Third Amended and Restated Certificate of Incorporation of the Company, the form of Amended and Restated Bylaws of the Company, the Registration Statement, the form of the share certificate, all relevant resolutions adopted by the Company’s Board of Directors and such other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Company is validly existing as a corporation under the laws of the State of Delaware.

2. The Company Shares have been duly and validly authorized and, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), the Company Shares, when duly issued, sold and paid for in accordance with the terms of the prospectus included as part of the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

3. The Selling Stockholder Over-Allotment Shares have been duly and validly authorized, and are validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP